Exhibit 4.6

Date: 16 December 2021
VERTICAL AEROSPACE LTD.
AMERICAN WARRANT INSTRUMENT
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

i

This instrument (the “Deed”) is made on 16 December 2021

BY:

VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”)

WHEREAS

A.

(1) the Company; (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership, solely in its capacity as the Purchaser Representative; (4) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (5) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Target”); (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) entered into a business combination agreement (the “BCA”) on 10 June 2021, pursuant to which, among other things, (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) Purchaser will acquire all of the issued and outstanding securities of Target in exchange for the right of the holders thereof to receive a substantially equivalent security of the Company (the “Share Acquisition”).

B.

American Airlines, Inc., a Delaware corporation (“AA”), and Target entered into a memorandum of understanding dated 10 June 2021 (the ”MOU”), which contemplates the issuance by the Company of certain equity warrants to AA.

C.

In connection with the transactions contemplated by the BCA, AA has agreed to subscribe for equity in the Company pursuant to a subscription agreement dated 10 June 2021 (the “PIPE” and, together with the Merger, the Share Acquisition and the other transactions contemplated by the BCA, the “Transactions”).

D.

In connection with the Transactions, the Company has, by resolution of the Directors passed on or around the date hereof, resolved to create and issue the Warrants to the Warrantholder to subscribe for the Warrant Shares on the terms set out in this Deed.

E.

The requisite number of Shareholders have irrevocably waived all pre-emption rights conferred on them (whether by the Act, the Articles or otherwise) in relation to the Company’s issue of the Warrants to the Warrantholder to subscribe for the Warrant Shares and the Company’s Shareholder(s) have given the Directors authority to allot the Warrant Shares, in each case on the terms set out in this Deed.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Deed, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Act” means the Companies Act (as revised) of the Cayman Island;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Aircraft” means any VA-X4 aircraft or derivative or successor aircraft developed by the Company Group;

“Aircraft Purchase Agreement” has the meaning set forth in Recital B above;

“Articles” means the articles of association of the Company (as amended from time to time);

“Beneficially Own” and “Beneficial Owner” have the meaning given to such terms in Rule 13d-3 under the Exchange Act;

“Binding Commitment” means a firm, legally-binding commitment pursuant to which AA or any of its Affiliates has placed a firm order for fifty (50) Aircraft, or any combination of such commitments that results in an order, without duplication, for fifty (50) Aircraft, in each case pursuant to the terms and conditions of the Purchase Agreement (as defined in the MOU) entered into pursuant to the MOU or pursuant such other terms and conditions mutually agreed by the parties thereto;

“Binding Commitment Notice” has the meaning ascribed to such term in Clause 3.2;

“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London and New York, New York, U.S.A. (other than a Saturday or Sunday);

“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrant A, Warrant B, Warrant C, Warrant D, Warrant E or Warrant F (as applicable) (together with the Subscription Rights and all additional rights attached thereto) in the form, or substantially in the form, set out in Part 1 of Schedule 1;

“Certification Date Notice” means a notice in writing, to be sent by the Company to the Warrantholders notifying them of the Expected Certification Date, pursuant to Clause 5.2

“Change of Control” means the occurrence of any of the following: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any person or Group, becoming in a single transaction or a series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, the Beneficial Owner of more than 50.0% of the voting power of all of the Company’s then-outstanding capital stock; or (b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or Group or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction in which the Company or any direct or indirect parent entity of the Company becomes a subsidiary of another person, or any transaction described in clause (b)(2) above, will not constitute a Change of Control if the persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, more than 50.0% of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other immediately before such transaction (other than changes to such proportions solely as a result of the exercise of stock and/or cash elections in any merger or combination providing for elections), provided that, any transaction or event described in both clause (a) and in clause (b)(1) or (b)(2) of this definition will be deemed to occur solely pursuant to clause (b);

“Commercial Warrant” means each of Warrant B, Warrant C, Warrant D, Warrant E and Warrant F;

“Commission” means the U.S. Securities and Exchange Commission;

“Company Group” means the Company and each of its subsidiaries from time to time;

“Completion” means completion of the Share Acquisition Closing pursuant to the BCA;

“Completion Date” means the Share Acquisition Closing Date;

“Control” of the relevant entity means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or (iii) give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of such relevant entity are obliged to comply;

“Directors” means the duly appointed directors of the Company from time to time;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Expected Certification Date” has the meaning ascribed to such term in Clause 5.2(a);

“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction;

“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means the holder of a Registrable Security;

“Indemnity” means, where a Certificate has been mutilated, defaced, lost, stolen or destroyed, an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion) against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate;

“Initial Registrable Securities” has the meaning ascribed to such term in Clause 6.2;

“Long Stop Date” has the meaning ascribed to such term in Clause 4.3;

“MOU” has the meaning set forth in Recital B above;

“New Long Stop Date” has the meaning ascribed to such term in Clause 5.2;

“Notice of Exercise” means a notice in the form set out in Part 2 of Schedule 1;

“Ordinary Shares” means the ordinary shares, with $0.0001 par value, in the capital of the Company from time to time having the rights set out in the Articles;

“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of the Company or securities which are convertible into equity shares of the Company, including any agreement or commitment of the Company to issue or grant any such options, warrants or right;

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Register” means the register of the Warrants maintained by the Company at its Registered Office;

“Registered Office” means the registered office of the Company from time to time;

“Registrable Security” shall mean the Warrant Shares (including any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Warrant Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction;

“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

a)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

b)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

c)	printing, messenger, telephone and delivery expenses;
d)	reasonable fees and disbursements of counsel for the Company;
e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
f)

reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

“Shareholder(s)” means all of the registered holders of the Shares from time to time;

“Shares” means the issued share capital of the Company from time to time;

“Share Acquisition Closing” has the meaning ascribed to such term in the BCA;

“Share Acquisition Closing Date” has the meaning ascribed to such term in the BCA;

“Subscription Price” means $0.0001 per Warrant Share subject to any adjustments pursuant to Clause 7.1;

“Subscription Rights” means, in the case of: (i) Warrant A, the right to subscribe in cash at the Subscription Price for the Warrant A Shares; (ii) Warrant B, the right to subscribe in cash at the Subscription Price for the Warrant B Shares; (iii) Warrant C, the right to subscribe in cash at the Subscription Price for the Warrant C Shares; (iv) Warrant D, the right to subscribe in cash at the Subscription Price for the Warrant D Shares; (v) Warrant E, the right to subscribe in cash at the Subscription Price for the Warrant E Shares; and (vi) Warrant F, the right to subscribe in cash at the Subscription Price for the Warrant F Shares;

“Type Certification” means type certification by the European Union Aviation Safety Agency of the Aircraft as a small category (up to nine (9) passengers and a MTOW of 3,175 kilograms/7,000 pounds) vertical take-off and landing aircraft powered by an electric propulsion system;

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public;

“Warrant A” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A Shares;

“Warrant A Shares” means 2,625,000 Ordinary Shares;

“Warrant B” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B Shares;

“Warrant B Shares” means 1,750,000 Ordinary Shares;

“Warrant C” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant C Shares;

“Warrant C Shares” means 1,750,000 Ordinary Shares;

“Warrant D” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant D Shares;

“Warrant D Shares” means 1,750,000 Ordinary Shares;

“Warrant E” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant E Shares;

“Warrant E Shares” means 1,750,000 Ordinary Shares;

“Warrant F” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant F Shares;

“Warrant F Shares” means 1,750,000 Ordinary Shares;

“Warrant Shares” means, in the case of: (i) Warrant A, the Warrant A Shares; (ii) Warrant B, the Warrant B Shares; (iii) Warrant C, the Warrant C Shares; (iv) Warrant D, the Warrant D Shares; (v) Warrant E, the Warrant E Shares; and (vi) Warrant F, the Warrant F Shares;

“Warrantholder(s)” means the relevant person(s) whose name(s) appear(s) in the Register as the respective holder(s) of the Warrants (as applicable) and, for any period during which the Warrants are not issued and outstanding under this Deed, means AA; and

“Warrants” means Warrant A, Warrant B, Warrant C, Warrant D, Warrant E and Warrant F.

1.2	In this Deed, unless the context otherwise requires:
(a)	references to:
(i)

statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation;

(ii)	“dollars” or “$” are references to the lawful currency from time to time of the United States of America;
(iii)	clauses and schedules are references to clauses of, and the schedules to, this Deed;
(iv)	writing shall include any modes of reproducing words in a legible and non-transitory form; and
(v)	this Deed include this Deed as amended or varied in accordance with its terms;

(b)	the index to and the headings to clauses and paragraphs of this Deed are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Deed;
(c)

words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

(d)	the schedules form part of the operative provisions of this Deed and references to this Deed shall include references to the schedules;
(e)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(f)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.	EFFECTIVENESS AND CONDITIONS
2.1	The issuance of the Warrants and the Warrantholders’ right to exercise the Subscription Rights shall be subject to the terms and conditions of this Deed.
2.2

When issued, the Warrants are subject to the Articles and the terms and conditions of this Deed, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Deed and the Articles, this Deed shall prevail.

3.	ISSUE OF THE WARRANTS

Warrant A

3.1	Subject to Clause 2.1, immediately after Completion, the Company shall:
(a)	issue Warrant A to AA, in each case with the Subscription Rights attached thereto;
(b)	provide AA with a copy of the Articles and copies of Director and Shareholder resolutions and consents regarding:
(i)	the Shareholders’ waiver of all pre-emption rights in relation to the Company’s issue of Warrant A; and
(ii)	the Directors’ authority to issue Warrant A;
(c)	enter the name of AA in the Register as the holder of Warrant A; and
(d)

within five (5) Business Days of entering the name of AA in the Register: (i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant A.

Commercial Warrants

3.2

Within ten (10) Business Days of a Binding Commitment being entered into, AA shall send to the Company notice specifying the date on which the Binding Commitment was entered into with proof of the Binding Commitment (the ”Binding Commitment Notice”).  Failure to send the Company the Binding Commitment Notice within such 10 Business Day period shall not cause AA to lose the right to receive any portion of the Commercial Warrant.

3.3	Within five (5) Business Days of receipt of a Binding Commitment Notice, the Company shall:
(a)	issue a Commercial Warrant to AA with the Subscription Rights attached thereto as follows:
(i)	with respect to the first Binding Commitment Notice, Warrant B shall be issued;
(ii)	with respect to the second Binding Commitment Notice, Warrant C shall be issued;
(iii)	with respect to the third Binding Commitment Notice, Warrant D shall be issued;
(iv)	with respect to the fourth Binding Commitment Notice, Warrant E shall be issued; and
(v)	with respect to the fifth Binding Commitment Notice, Warrant F shall be issued;
(b)	enter the name of AA in the Register as the holder of the Commercial Warrant issued; and
(c)

(i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Commercial Warrant (as applicable).

4.	EXERCISE OF SUBSCRIPTION RIGHTS
4.1	The Subscription Rights in respect of each Warrant, shall become exercisable immediately upon receipt of the relevant Certificate in respect of such Warrant pursuant to Clause 3.
4.2

Each Warrantholder agrees that it shall exercise the Subscription Rights in respect of each Warrant (as applicable) within ten (10) Business Days of the Subscription Rights becoming exercisable in respect of such Warrant pursuant to Clause 3.

4.3

Subject to the extension of the Long Stop Date to the New Long Stop Date in accordance with Clause 5, if and to the extent unexercised, the Subscription Rights in respect of all Warrants shall automatically be deemed to lapse on the date that is five (5) years after the date of Type Certification (the “Long Stop Date”), and the Warrants shall automatically be deemed to be cancelled upon termination of this Deed.

4.4	Subject to the terms of this Deed, the Warrantholders may exercise the Subscription Rights in respect of a Warrant by:
(a)

delivering to the Registered Office: (i) a duly completed and irrevocable Notice of Exercise in order to exercise the Subscription Rights in respect of the Warrants (as applicable); and (ii) its Certificate, or, as the case may be, an Indemnity in respect thereof; and

(b)

paying the Subscription Price payable for the Warrant Shares in cash to the Company by such mode as the Company and the Warrantholder shall have previously agreed (including, but not limited to, wire transfer), the delivery and payment of which is irrevocable.

4.5

Within five (5) Business Days of receipt of the Notice of Exercise, the Company shall instruct the transfer agent for the Shares (the “Transfer Agent”) to record the issuance of the Warrant Shares subscribed for pursuant to the Notice of Exercise to the Warrantholder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Warrantholder will be deemed to have become a holder of record of such shares for all purposes, as of the date the Transfer Agent records such issuance.

5.	ADJUSTMENT OF LONG STOP DATE
5.1	The Long Stop Date shall be adjusted to a later date if:
(a)	the Company publicly announces or discloses a change to the expected date of Type Certification, which, as at the date of this Deed, is 31 December 2024; and/or
(b)	the Company’s board of directors determine, acting in good faith, that a change to the expected date of Type Certification is reasonably likely.
5.2

Within five (5) Business Days of the date of any announcement, disclosure and/or determination (as applicable) referred to in Clause 5.1, the Company shall send the Warrantholders a Certification Date Notice specifying:

(a)	the new expected date of Type Certification (the “Expected Certification Date”); and
(b)	the new Long Stop Date, which shall be the date that is twenty-seven (27) months after the Expected Certification Date (the “New Long Stop Date”).
5.3	Upon receipt of the Certification Date Notice all references to “Long Stop Date” in this Deed shall be replaced by “New Long Stop Date”.
5.4

For the purpose of making any announcement, disclosure and/or determination pursuant to Clause 5.1 about any change to the expected date of Type Certification, the Company’s board of directors shall monitor and actively consider any potential changes to the expected date of Type Certification. Furthermore, the Expected Certification Date shall be consistent with the most recent public announcements or disclosures made by the Company in respect of the date of Type Certification.

5.5

If a Warrantholder disagrees with: (i) the Company’s assessment of the expected date of the Type Certification; (ii) an announcement, disclosure and/or determination made by the Company’s board of directors pursuant to Clause 5.1; or (iii) the Expected Certification Date set out in a Certification Date Notice, the Warrantholder and the Company shall jointly appoint a suitably qualified independent assessor (who shall act as an expert and not an arbitrator) to determine the Expected Certification Date and, if the assessor’s determination is different to that of the Company’s board of directors, the Company’s board of directors shall be required to accept such assessor’s determination in recording and agreeing the Expected Certification Date pursuant to this Clause 5.

6.	REGISTRATION RIGHTS
6.1

For purposes of this Clause 6, the Warrant A Shares included in the Registration Statement shall include, as of any date of determination, Warrant A and any other equity security of the Company issued or issuable with respect to the Warrant A Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2	The Company agrees that, within thirty (30) calendar days after Completion (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense)

a registration statement (the “Registration Statement”) registering the resale of the Warrant A Shares (the “Initial Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of: (i) sixty (60) calendar days following the consummation of the Transactions; and (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Company that it will “review” the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Initial Registrable Securities in the Registration Statement are contingent upon the holders of the Warrant A Shares (the “Warrant A Shareholders”) furnishing a completed and executed selling shareholders questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding the Warrant A Shareholders, the securities of the Company held by the Warrant A Shareholders, and the intended method of disposition of the Initial Registrable Securities to effect the registration of the Initial Registrable Securities, and the Warrant A Shareholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Warrant A Shareholders shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Initial Registrable Securities. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall the Warrant A Shareholders be identified as a statutory underwriter in the Registration Statement; provided, that if the Warrant A Shareholders are required to be so identified as a statutory underwriter in the Registration Statement, each Warrant A Shareholder will have an opportunity to withdraw its Initial Registrable Securities from the Registration Statement.

6.3

In the case of registration effected by the Company pursuant to this Deed, the Company shall, upon reasonable request, inform the Warrant A Shareholders as to the status of such registration. At its expense, the Company shall:

(a)

except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrant A Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) each Warrant A Shareholder ceases to hold any Initial Registrable Securities; (ii) the date all Initial Registrable Securities held by each Warrant A Shareholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two (2) years from the date of the effectiveness of the Registration Statement;

(b)	advise each Warrant A Shareholder as promptly as practicable, but in any event within five (5) Business Days:
(i)	when a Registration Statement or any post-effective amendment thereto has become effective;

(ii)

after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Initial Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)

subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrant A Shareholders of such events, provide the Warrant A Shareholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrant A Shareholders of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company; the Warrant A Shareholders hereby consent to receipt of any material, non-public information with respect to the occurrence of the events listed in (i) through (iv) of this Clause 6.3(b);

(c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(d)

upon the occurrence of any event contemplated in Clause 6.3(b), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Initial Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)	use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Company’s Ordinary Shares are then listed;
(f)

use its commercially reasonable efforts to allow any Warrant A Shareholder to review disclosure regarding such Warrant A Shareholder in the Registration Statement and consider in good faith proposed revisions from such Warrant A Shareholder (provided, that the use of such revisions in the Registration Statement shall always remain at the sole discretion of the Company); and

(g)

use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Initial Registrable Securities contemplated herein and (y) take such further action as any Warrant A Shareholder may reasonably request, all to the extent required from time to time to enable such Warrant A Shareholder to sell Ordinary Shares held by such Warrant A Shareholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company).

6.4

Notwithstanding anything to the contrary in this Deed, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Warrant A Shareholders, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement.

6.5

Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Warrant A Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if it determines that in order for the Registration Statement to not contain any untrue statement of a material fact or omission of a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Company to include, (ii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred (which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Company in the Registration Statement of material information) that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company’s board of directors conclude as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i) – (iii), a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Warrant A Shareholder agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until such Warrant A Shareholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company, except for disclosure to any Warrant A Shareholder’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or court order. If so directed by the Company, each Warrant A Shareholder will deliver to the Company or, in such Warrant A Shareholder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Warrant A Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Warrant A Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.

6.6	Indemnification.
(a)

The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Warrantholder, its directors, officers, employees, advisers and agents, and each person who controls the Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Warrantholder (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are contained in any information furnished in writing to the Company by or on behalf of the Warrantholder expressly for use therein.

(b)

The Warrantholder agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Warrantholder expressly for use therein. In no event shall the liability of the Warrantholder be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Shares giving rise to such indemnification obligation.

(c)

Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)

The indemnification provided for under this Deed shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares received pursuant to this Deed.

(e)

If the indemnification provided under this Clause 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Warrantholder (together with any indemnification obligation under this Clause 6.6) be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Shares giving rise to such contribution obligation.

7.	ADJUSTMENTS
7.1

Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time on or after the date of this Deed: (i) pays a stock dividend or makes a distribution on the Shares in the form of Shares, (ii) subdivides outstanding Shares into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding Shares into a smaller number of shares, then, in each case, the number of Shares issuable after such event upon exercise of the Subscription Rights in respect of the Warrants will be equal to the number of Shares issuable upon exercise of the Subscription Rights in respect of the Warrants prior to such event multiplied by a fraction of which the numerator will be the number of Shares outstanding immediately after such event and of which the denominator will be the number of Shares outstanding immediately before such event, and the Subscription Price will be proportionately adjusted such that the aggregate Subscription Price of the Warrant Shares will remain unchanged. Any adjustment made pursuant to this Clause 7.1 shall be certified in writing by the Company’s auditors (at the Company’s expense) and the Warrantholders and will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation. The Company shall procure that the Register is updated accordingly within ten (10) Business Days of the date on which the adjustment became effective.

7.2

The Company shall procure that its auditors carry out the certification referred to in Clause 7.1 and that in carrying out the certification: (i) the Company’s auditors shall act as an expert and not an arbitrator; (ii) the costs of the Company’s auditors shall be borne by the Company; and (iii) the certification of the Company’s auditors shall, except in the case of manifest error, be final and binding on the Company and the Warrantholders.

7.3

Reclassifications, Reorganizations, Consolidations and Mergers. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Clause 7.1 will apply), or (iii) any Change of Control, consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Shares then issuable upon exercise of the Subscription Rights in respect of the Warrants), the Warrants will, after such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any (and/or the issuer of the Alternate Consideration, as applicable) to which the holder of the number of Shares underlying the Warrants (at the time of such reorganization, reclassification, recapitalization, consolidation or merger) would have been entitled upon such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger. In such event, the aggregate Subscription Price otherwise payable for the Shares issuable upon exercise of the Subscription Rights in respect of the Warrants will be allocated among the Alternate Consideration receivable as a result of such reorganization, reclassification, recapitalization, Change of Control, consolidation, or merger in proportion to the respective Fair Market Value of such Alternate Consideration, but in a manner in which the aggregate Subscription Price of the Warrant Shares will remain materially unchanged. If and to the extent that the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, then the consideration that the Warrantholders will be entitled to receive upon exercise will be specified by each Warrantholder, which specification will be made by the Warrantholders by the later of (A) ten (10) Business Days after the Warrantholders are provided with a final version of all material information concerning such choice as is provided to the holders of Shares and (B) the last time at which the holders of Shares are permitted to make their specifications known to the Company; provided, however, that if a Warrantholder fails to make any specification within such time period, such Warrantholder’s choice will be deemed to be whatever choice is made by a plurality of all holders of Shares that are not affiliated with the Company (or, in the case of a consolidation or merger, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Warrantholders are entitled pursuant to this Clause 7.3. In the event of any Change of Control, consolidation or merger in which the Company is not the continuing or surviving corporation or entity (or is not the issuer of the Alternate Consideration), proper provision will be made so that such continuing or surviving corporation or entity (and/or the issuer of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under the Warrants such that the provisions of this Clause 7.3 will similarly apply with respect to the Alternate Consideration and similarly apply to successive reorganizations, reclassifications, recapitalizations, Change of Control, consolidations, or mergers.

7.4

Calculations. All calculations under this Clause 7 will be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For the purposes of this Clause 7, the number of Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding on such date.

7.5

Notice of adjustment. The Company shall send the Warrantholders notice of any adjustment made pursuant to Clause 7.1 as soon as practicable (and in any event within thirty (30) calendar days) following the relevant resolution of the Directors giving effect to or sanctioning the adjustment.

8.	NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE

Except as expressly set forth in this Deed, the Warrants do not entitle the Warrantholders to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Subscription Rights in respect of the Warrants as set forth in Clause 4.

9.	WARRANTIES
9.1	The Company warrants to the Warrantholder that, as at the date of this Deed:
(a)	the Company is validly incorporated, in existence and duly registered under the laws of the Cayman Islands;
(b)

the Company’s board of directors has authorised the execution of this Deed and has obtained the requisite authority, pursuant to the Act and the Articles, to issue the Warrants and to allot and issue the Warrant Shares as fully paid in accordance with its terms and, pursuant to that authorisation, the Company’s board of directors may allot and issue the Warrant Shares as fully paid and free from pre-emption rights and any other Encumbrance upon exercise of the Subscription Rights;

(a)

immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of the Company; and (2) all of those shares in the capital of the Company which the Company is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively on Schedule 3; and

(b)	the copies of the Articles provided to the Warrantholders are true, accurate and complete.
10.	UNDERTAKINGS OF THE COMPANY
10.1	For so long as the Subscription Rights have not lapsed, the Company undertakes to:
(a)

comply with the terms and conditions of this Deed and specifically, but without limitation, to do all such things and execute all such documents so far as it is lawfully able to the extent legally required in order to give effect to the Subscription Rights in accordance with the terms of this Deed;

(b)	ensure that the Company has all necessary authorisations and approvals as will enable the Subscription Rights of the Warrantholders to be satisfied in full at any time;
(c)	ensure that the Company’s board of directors have the requisite authority from time to time to allot, free from pre-emption rights and any other Encumbrance or Outstanding

Options such number of Shares from time to time required in order to satisfy the exercise of all outstanding Subscription Rights in respect of the Warrants in full;

(d)	maintain the Register in accordance with the provisions of Schedule 2;
(e)	replace, without charge, a Certificate at the request of a Warrantholder if it is mutilated, defaced, lost, stolen or destroyed, provided that:
(i)	the Warrantholder provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;
(ii)	the mutilated or defaced Certificate in respect of which a replacement is being sought is surrendered; and
(iii)	the Warrantholder shall indemnify the Company on demand through the delivery of an Indemnity;
(f)

not modify the rights attached to any Warrant Shares or Shares in a way which could reasonably be expected to have a material adverse effect on the rights of the Warrantholders relative to the rights of the other Shareholders or the value of the Warrants or of the Warrant Shares;

(g)

notify the Warrantholders prior to allotting, issuing or granting any right to subscribe for, or to convert securities into, equity share capital of the Company not less than five (5) Business Days prior to such date;

(h)	notify the Warrantholders prior to passing an effective resolution for liquidating, winding up or dissolving the Company not less than five (5) Business Days prior to such date; and
(i)	not purchase, and procure that no member of the Company Group will purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.
11.	LIQUIDATION

If, prior to the exercise of the Subscription Rights, an effective resolution is passed for winding up or dissolution of the Company, then the Warrantholders: (i) will be treated as if, immediately before the date of such order or resolution, the Warrantholders had exercised all the Subscription Rights; and (ii) shall be entitled to receive out of the assets, which would otherwise be available in the liquidation, such sum (if any) as the Warrantholders would have received had the exercise in full of the Subscription Rights entitled the Warrantholders to subscribe for Warrant Shares, after deducting from such sum an amount equal to the Subscription Price which would have been payable upon such exercise.

12.	VARIATION OF RIGHTS
12.1

Subject to Clause 12.2, none of the rights attached to the Warrants (including the Subscription Rights) nor any other provision of this Deed may (whether or not the Company is being wound up) be altered or abrogated without the prior written consent of the Company and the Warrantholders. An agreed alteration may be effected by an instrument by way of deed executed by the Company and expressed to be supplemental to this Deed.

12.2	Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed and signed as a deed by the Company, and a copy of such deed shall be provided to the Warrantholders within five (5) Business Days of the date of its execution.

13.	TRANSFER
13.1

Upon prior written notice to the Company, the Warrantholder may sell, assign, transfer, pledge or dispose of all or any portion of any Warrant hereunder: (i) to any Affiliate of the Warrantholder; (ii) for the purposes of granting a pledge or as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Warrantholder; or (iii) to any assignee of the Warrantholder (or its Affiliate) under the Purchase Agreement (as defined in the MOU) entered into pursuant to the MOU or such other aircraft purchase agreement entered into by the parties to the MOU.

13.2

Upon the prior written consent of the Company, which such consent shall not be unreasonably withheld, conditioned or delayed, the Warrantholder may sell, assign, transfer, pledge or dispose of all or any portion of any Warrant hereunder to a bona fide business partner of the Warrantholder.

14.	TERMINATION
14.1	Subject to Clause 14.2 below, this Deed shall cease and terminate immediately upon the earlier of:
(a)	the date that is five (5) years after the date of Type Certification;
(b)	the date the Subscription Rights lapse and/or the Warrants are cancelled pursuant to the terms of this Deed or as otherwise agreed in writing by the Company and the Warrantholders; or
(c)	the date the Warrantholders receive the sum (if any) it would be entitled to pursuant to Clause 11 or notice that such sum is nil.
14.2	Any cessation and termination pursuant to Clause 14.1 shall:
(a)	be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such cessation and determination; and
(b)	not affect the rights and obligations of the Company or the Warrantholders under Clauses 1, 14, 15, 16, 19, 21, and 22.
15.	CONFIDENTIALITY
15.1	The Warrantholders shall not use any confidential information relating to the Company for any purpose other than to perform its obligations, or to exercise their rights, under this Deed.
15.2

The Warrantholders shall keep confidential any information received by them in their capacity as Warrantholders which is of a confidential nature, including the existence of or contents of this Deed, or any confidential information relating to the business, affairs, customers, clients or suppliers of the Company or the Group except:

(a)	to the extent the information is in the public domain through no fault of the Warrantholders;
(b)	as shall be required by law or by any regulatory authority to which the Warrantholders are subject or by the rules of any stock exchange upon which the Warrantholders’ securities are listed or traded;

(c)	to the beneficiaries of any trust or nominee arrangement on whose behalf the Warrants may be held; and
(d)	as shall be required by:
(i)	any lender to the Company;
(ii)	the Company’s auditors and/or any other professional advisers of the Company; and
(iii)	the Warrantholders’ professional advisers and to the professional advisers of any person to whom the Warrantholders are entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholders pursuant to this Deed.

15.3	The Company shall keep confidential any information received by it in connection with this Deed, or any confidential information relating to a Warrantholder except:
(a)	as shall be required by law or by any regulatory authority to which the Company is subject or by the rules of any stock exchange upon which the Company’s securities are listed or traded; and
(b)	as shall be required by:
(i)	any lender to the Company;
(ii)	the Company’s auditors and/or any other professional advisers of the Company; and
(iii)	the professional advisers of any person to whom the Company is entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Company pursuant to this Deed.

16.	NOTICES

Any notice to be given to or by a party for the purposes of this Deed shall be given in accordance with the provisions of Schedule 2.

17.	ELECTRONIC EXECUTION

This Deed and any Certificate issued hereunder may be executed by way of third party internationally recognised electronic signature software programs, such as DocuSign.

18.	INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Company and the Warrantholders and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

19.	REMEDIES AND WAIVERS

Except as otherwise provided under this Deed, no failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of any party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

20.	PROCESS AGENT
20.1

Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed shall be duly served upon:

(a)

the Company if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England W8 4BN, marked for the attention of Legal Department or such other person and address in England or Wales as such party shall notify the Warrantholders in writing from time to time; and

(b)

a Warrantholder if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Warrantholder Process Agent (as defined in Schedule 2 attached hereto) of such Warrantholder entered into the Register or such other person and address in England or Wales as such party shall notify the Company in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

21.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 21, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

22.	THIRD PARTY RIGHTS

Save for the Warrantholders, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such act to apply to any of its terms.

SCHEDULE 1

FORM OF CERTIFICATE AND NOTICE OF EXERCISE

Part 1

FORM OF CERTIFICATE

VERTICAL AEROSPACE LTD.

(the “Company”)

WARRANT CERTIFICATE

WARRANT [A][B][C][D][E][F]

Warrant Certificate Number ____

This is to certify that the person named below is the Warrantholder for the purpose of the warrant instrument issued by the Company on 16 December 2021 (the “Warrant Instrument”) and has the right to subscribe in cash at the Subscription Price for [ ● ]1 Warrant [A][B][C][D][E][F] Shares on the terms set out in the Warrant Instrument. This Warrant [A][B][C][D][E][F]  is issued with the benefit of, and subject to, the provisions contained in the Warrant Instrument. Unless the context otherwise requires, terms defined in the Warrant Instrument shall have the same meanings in this certificate.

Warrantholder in respect of Warrant [A][B][C][D][E][F]:

Name:

American Airlines, Inc., a Delaware corporation

Address:

[1 Skyview Drive, Fort Worth, Texas 76155, United States of America]

Date of Issue:                            2021

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:

[ ● ]	[ ● ]
Director	Director

Notes:

(1)The Subscription Rights are not transferable except in accordance with the Warrant Instrument.

(2)A copy of the Warrant Instrument may be obtained on request from Vertical Aerospace Ltd. at the Registered Office.

[1]	Note to draft: Number of Warrant Shares to be included here.

(3)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) MEETING THE REQUIREMENTS OF RULE 904 OF THE SECURITIES ACT, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. EACH OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSES (II) (B), (C) AND (D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

Part 2

FORM OF EXERCISE NOTICE

NOTICE OF EXERCISE

To:The Directors

VERTICAL AEROSPACE LTD.

140-142 Kensington Church Street, London, England W8 4BN

Capitalised terms used but not defined in this Notice of Exercise shall have the meaning given to them in the warrant instrument issued by the Company on 16 December 2021.

We hereby exercise the Subscription Rights in respect of the Warrant [A][B][C][D][E][F] Shares represented by the Certificate (or an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion)) appended hereto and attach [insert method of payment agreed by the Company] for [$] being the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising. We agree that the Warrant [A][B][C][D][E][F] Shares are accepted subject to the Articles.

We direct the Company to allot to us the ordinary shares to be issued pursuant to this exercise in the following numbers:

No of Ordinary Shares	Name of Warrantholder	Address of Warrantholder
	American Airlines, Inc.	[1 Skyview Drive, Fort Worth, Texas 76155, United States of America]

[We request that a Certificate for any balance of our Warrants be sent to [address], marked for the attention of [name].]

Signed
Print Name
Address

SCHEDULE 2

REGISTER AND NOTICES

1.	REGISTER
1.1	The Company shall keep the Register at the Registered Office, or such other location as it may in its absolute discretion determine, and enter in the Register:
(a)	the names, addresses and email addresses of the Warrantholder;
(b)

the name and address of the Warrantholder’s process agent located in England or Wales (a “Warrantholder Process Agent”) as notified to the Company in writing prior to receipt of a Certificate, which shall be used for the service of any claim form, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed;

(c)	the number of the Warrants held by the Warrantholder;
(d)	the number of Warrant Shares to which the Warrantholder is entitled if the Subscription Rights were exercised as adjusted in accordance with this Deed from time to time;
(e)	the date on which the name of the Warrantholder is entered in the Register in respect of the Warrants (as applicable);
(f)	the date on which the Warrantholder exercises the Subscription Rights; and
(g)	any transfer of the Warrants duly made in accordance with this Deed (as applicable).
1.2

Any change in the name or address of the Warrantholder shall be notified as soon as practicable to the Company, which shall cause the Register to be altered accordingly. The Warrantholder or any person authorised by the Warrantholder shall be at liberty at all reasonable times during office hours and upon five (5) Business Days’ notice to inspect the Register and to take copies of it.

1.3

The Company shall be entitled to treat the persons whose names are shown in the Register as the absolute owners of the Warrants (as applicable) and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, the Warrants (as applicable) on the part of any other person whether or not it shall have express or other notice thereof.

1.4

The Warrantholder shall be recognised by the Company as entitled to his/her Warrants free from any equity, set off or cross claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.	NOTICES
2.1	Any notice to be given under this Deed shall be in writing, in English and shall be delivered by hand, by courier or by e-mail to:
(a)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;
(b)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier; and

(c)

by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. London time shall be deemed to have been given at 9:30 a.m. on the next Business Day.

2.2	Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to paragraph 2.3 of this Schedule 2, as set out below:
(a)	in the case of the Company:
Name:	Vertical Aerospace Group Ltd.

For the attention of:	Vincent Casey

Address:	140-142 Kensington Church Street, London, England W8 4BN

E-mail address:	########@#####

(b)	in the case of the Warrantholder, to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to their last known place of business or residence.
2.3

The Company may notify the Warrantholder, and the Warrantholder may notify the Company, of any change to their address or other details specified in this paragraph 2 of Schedule 2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

2.4

If no address has been notified to the Company by the Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to the Warrantholder by the Company by exhibiting it for three (3) Business Days at the Registered Office.

2.5

Any person who becomes entitled to the Warrants (as applicable) (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of the Warrants before its name and address is entered on the Register.

SCHEDULE 3

	(1) Issued	(2) Outstanding Options
Shares	225,325,674	97,609,567

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:
/s/ Vincent Casey	/s/ Stephen Fitzpatrick
Vincent Casey	Stephen Fitzpatrick
Director	Director

(Signature page to the American Warrant Instrument)

July 15, 2022

VIA E-MAIL

Vertical Aerospace Ltd

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW, United Kingdom

Attention: Vinny Casey

Re: Amendment of American Warrant Instrument

Dear Vinny:

Reference is made to that certain American Warrant Instrument (also referred to therein as a “Deed”), dated December 16, 2021 (the “Warrant”), whereby Vertical Aerospace Ltd, a Cayman Islands exempted company incorporated with limited liability (the “Issuer”) agreed to issue Warrants (as described therein) to American Airlines, Inc., a Delaware corporation (“American”, and together with Issuer, each a “Party” and collectively the “Parties”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Warrant.

The Parties hereto agree to amend the Warrant in compliance with Section 12 (Variation of Rights) of the Warrant as follows:

A.	Add the definition of “Aircraft MOU” to be set forth in Section 1.1 of the Warrant and defined as follows:
•	“Aircraft MOU” means that certain amended and restated memorandum of understanding dated as of July 13, 2022 entered into by and among the Company, AA, and Vertical Aerospace Group Ltd.
B.	Add the definition of “Warrant G” to be set forth in Section 1.1 of the Warrant and defined as follows:
•	“Warrant G” mean the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant G Shares;
C.	Add the definition of “Warrant G Shares” to be set forth in Section 1.1 of the Warrant and defined as follows:
•	“Warrant G Shares” means 750,000 Ordinary Shares;
D.	The definition of “Certificate” set forth in Section 1.1 of the Warrant is hereby amended to replace the reference to “or Warrant F” with “, Warrant F or Warrant G”.
E.	The definition of “Commercial Warrant” set forth in Section 1.1 of the Warrant is hereby amended to replace the reference to “and Warrant F” with “, Warrant F and Warrant G”.
F.

The definition of “Subscription Rights” set forth in Section 1.1 of the Warrant is hereby amended to replace the reference to “and (vi) Warrant F, the right to subscribe in cash at the Subscription Price for the Warrant F Shares” with “(vi) Warrant F, the right to subscribe in cash at the Subscription Price for the Warrant F Shares, and (vii) Warrant G, the right to subscribe in cash at the Subscription Price for the Warrant G Shares”.

G.

The definition of “Warrant Shares” set forth in Section 1.1 of the Warrant is hereby amended to replace the reference to “and (vi) Warrant F, the Warrant F Shares” with “(vi) Warrant F, the Warrant F Shares; and (vii) Warrant G, the Warrant G Shares”.

H.	The definition of “Warrants” set forth in Section 1.1 of the Warrant is hereby amended to replace the reference to “and Warrant F” with “, Warrant F and Warrant G”.
I.

The number of Ordinary Shares set forth in each of the definitions of “Warrant B Shares”, “Warrant C Shares”, “Warrant D Shares”, “Warrant E Shares” and “Warrant F Shares” shall be decreased to 1,600,000 Ordinary Shares.

J.	Add a new Section 3.4 of the Warrant as follows:
•	Subject to Clause 2.1, within five (5) Business Days after payment of the Commitment Fee as described in Section 8.1 to Annex A of the Aircraft MOU, the Company shall:
a)	Issue Warrant G to AA, with the Subscription Rights attached thereto;
b)	Enter the name of AA in the Register as the holder of the Commercial Warrant issued; and
c)

(i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Commercial Warrant (as applicable).

K.

All other provisions of the Warrant are hereby incorporated into this letter agreement and shall apply mutatis mutandis, and, except as amended hereby, the Warrant shall remain unchanged and the binding provisions thereof shall remain in full force and effect.

We request that you indicate your acceptance and agreement by acknowledging the same in the space provided below.

[Remainder of page intentionally blank; Signature pages follow]

Respectfully submitted,

AMERICAN AIRLINES, INC.

By:
Name:
Title:

SIGNATURE PAGE TO

LETTER AGREEMENT – AMENDMENT OF AMERICAN WARRANT INSTRUMENT

ACCEPTED AND AGREED to this 15th day of July, 2022.

VERTICAL AEROSPACE LTD

By:	/s/ Vinny casey
Name: Vinny casey
Title:Director

SIGNATURE PAGE TO

LETTER AGREEMENT – AMENDMENT OF AMERICAN WARRANT INSTRUMENT